Exhibit 1


FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

Farm Bureau 401(k) Savings Plan
Years Ended December 31, 2000 and 1999

                         Farm Bureau 401(k) Savings Plan

                 Financial Statements and Supplemental Schedule

                     Years ended December 31, 2000 and 1999




                                    CONTENTS

Report of Independent Auditors.................................................1

Audited Financial Statements

Statements of Net Assets Available for Benefits................................2
Statements of Changes in Net Assets Available for Benefits.....................3
Notes to Financial Statements..................................................4

Supplemental Schedule

Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year)...............9

                         Report of Independent Auditors

The Board of Directors
Iowa Farm Bureau Federation

We have audited the accompanying statements of net assets available for benefits of the Farm Bureau 401(k) Savings Plan as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2000 and 1999, and the changes in its net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) is presented for the purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. This supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.


                                                           /s/ Ernst & Young LLP


Des Moines, Iowa
May 31, 2001

                         Farm Bureau 401(k) Savings Plan

                 Statements of Net Assets Available for Benefits

                                                                   DECEMBER 31
                                                               2000           1999
                                                        -------------------------------
ASSETS
Investments:
   Mutual funds, at fair value                            $ 16,241,766    $ 10,404,175
   Pooled investment trust, at fair value                    6,894,793              --
   Flexible premium deferred annuities                       5,577,222       4,760,743
   FBL Financial Group, Inc. common stock                           --       7,340,539
   Notes receivable from participants                          945,361         989,227
                                                        -------------------------------
Total investments                                           29,659,142      23,494,684

Contribution receivables:
   Employer                                                     36,985              --
   Participants                                                107,041              --
                                                        -------------------------------
Total contribution receivables                                 144,026              --

Cash                                                             3,875              --
Accrued investment income receivable                             2,341              --
                                                        -------------------------------
Total assets                                                29,809,384      23,494,684

LIABILITIES
Amount payable for pending investment trades                   399,396              --
                                                        -------------------------------
Total liabilities                                              399,396              --
                                                        -------------------------------
NET ASSETS AVAILABLE FOR BENEFITS                         $ 29,409,988    $ 23,494,684
                                                        ===============================

SEE ACCOMPANYING NOTES.

                         Farm Bureau 401(k) Savings Plan

           Statements of Changes in Net Assets Available for Benefits

                                                              YEAR ENDED DECEMBER 31
                                                               2000            1999
                                                        --------------------------------
Additions:
   Investment income:
     Interest                                             $    356,213     $    308,691
     Dividends                                                 292,395          323,452
     Net unrealized and realized losses on investments        (935,400)        (658,772)
                                                        --------------------------------
                                                              (286,792)         (26,629)
   Contributions:
     Employees                                               4,368,904        3,827,320
     Employer                                                1,879,518        1,679,979
     Rollovers from other plans                              1,771,873          733,962
                                                        --------------------------------
Total additions                                              7,733,503        6,214,632

Deductions:
   Benefits paid to participants                             1,811,649        1,362,828
   Administrative expenses                                       6,550               --
                                                        --------------------------------
Total deductions                                             1,818,199        1,362,828
                                                        --------------------------------
Net additions                                                5,915,304        4,851,804

Net assets available for benefits at beginning of year      23,494,684       18,642,880
                                                        --------------------------------
Net assets available for benefits at end of year          $ 29,409,988     $ 23,494,684
                                                        ================================

SEE ACCOMPANYING NOTES.

                         Farm Bureau 401(k) Savings Plan

                          Notes to Financial Statements

                                December 31, 2000


1. SIGNIFICANT ACCOUNTING POLICIES

Investments in mutual funds and common stock of FBL Financial Group, Inc. are stated at fair market value, based on the latest quoted market price. The pooled investment trust is stated at fair market value, based on the latest quoted market price of the investments held within the fund. Investments in flexible premium deferred annuities, which are considered fully benefit-responsive contracts, are valued at contract value (including earnings attributed to the investment). Contract value approximates fair value.

Notes receivable from participants are stated at the unpaid principal balance plus accrued interest, which approximate fair value. Beginning January 1, 2000, the interest rate is the Wells Fargo prime lending rate, which ranged from 7.25% to 7.75% during 2000. Prior to 2000, the interest rate was set at 1-1/2% above the FBL Flexible Premium Deferred Annuity Rate, which was 7.25% during 1999.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. DESCRIPTION OF THE PLAN

Farm Bureau 401(k) Savings Plan (the "Plan") is a defined contribution plan which is designed to provide retirement benefits. The Plan covers substantially all employees of the Iowa Farm Bureau Federation and affiliated companies, the Arizona Farm Bureau Federation, the New Mexico Farm and Livestock Bureau, the Minnesota Farm Bureau Federation, the South Dakota Farm Bureau Federation, the Utah Farm Bureau Federation, and beginning January 1, 2000, employees of Farm Bureau Insurance Company of Nebraska and the Nebraska Farm Bureau Federation (collectively, the "Companies"). Participants may contribute a portion of their salaries, pre-tax, to the Plan. The maximum amount contributed is determined by each participating company, ranging from 11% to 20% during 2000, and additional limits imposed by the Internal Revenue Service. Certain participating companies also match employee contributions up to 2% to 3% of eligible salary.

The Plan also allows for participants to borrow money from the Plan subject to certain provisions.

                         Farm Bureau 401(k) Savings Plan

2. DESCRIPTION OF THE PLAN (CONTINUED)

Prior to 2000, employer-matching contributions were invested in FBL Financial Group, Inc. common stock which vested over three years. The Plan was amended to eliminate the vesting period, effective January 1, 2000. Additionally, to facilitate purchases and sales, on January 1, 2000 the FBL Financial Group, Inc. common stock was moved to a pooled investment trust. Participants own units of this trust rather than directly owning the stock.

On termination of service, the participant may elect to receive either a lump-sum amount equal to the value of the account or equal installment payments over a period of time not to exceed the life expectancy of the participant.

On January 1, 2000, Wells Fargo Bank N.A. was appointed as a trustee of the Plan, and assumed recordkeeping responsibility from DST Systems, Inc.

Although it has not expressed an intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

The foregoing description of the Plan provides only general information. A more complete description of the Plan's provisions may be obtained from the plan administrator.

3. INVESTMENTS

Contributions are invested in mutual funds and flexible premium deferred annuities sponsored by or offered by the Companies and, as discussed above, a pooled investment trust which invests primarily in the common stock of FBL Financial Group, Inc., and, beginning January 1, 2000, four unaffiliated mutual funds. Participants may select the investments in which to invest their contributions. The mutual funds invest primarily in common stocks, fixed income, high quality corporate bonds, debt securities of the United States Government and short-term money market instruments. Participants electing to have contributions deposited into the Flexible Premium Deferred Annuities receive interest at a rate determined by the Board of Directors of Farm Bureau Life Insurance Company, with a guaranteed minimum rate of 3%. These rates vary based upon the investment experience of the general account of Farm Bureau Life Insurance Company. The interest rate credited to these contributions ranged from 5.75% to 6.00% during 2000 and was 5.75% during 1999. Participants who elect to

                         Farm Bureau 401(k) Savings Plan

3. INVESTMENTS (CONTINUED)

purchase units in the pooled investment trust do so at the market price of the units when the trade is executed. During 1999, participants who elected to purchase the common stock of FBL Financial Group, Inc. did so at its market price when the trade was executed.

Prior to 2000, participants had no investment direction authority over that portion of FBL Financial Group, Inc. common stock related to the non-vested Company matching contributions. Accordingly, this investment was both participant and non-participant directed. A summary of the significant components of the changes in this investment during the year ended December 31, 1999 was as follows:

   FBL Financial Group, Inc. common stock at January 1, 1999         $5,902,070
   Dividend income                                                       98,646
   Net unrealized and realized losses on investments                   (874,738)
   Contributions:
     Employees                                                          770,863
     Employer                                                         1,166,396
     Rollovers from other plans                                          22,885
   Benefits paid to participants                                       (172,360)
   Net transfers from other investments                                 426,777
                                                                    ------------
   FBL Financial Group, Inc. common stock at December 31, 1999       $7,340,539
                                                                    ============

Effective January 1, 2000, with the removal of a vesting schedule, all investments are considered participant directed.

                         Farm Bureau 401(k) Savings Plan

3. INVESTMENTS (CONTINUED)

The fair values of individual investments that represent 5% or more of the Plan's net assets are as follows:

                                                              DECEMBER 31
                                                           2000         1999
                                                       -------------------------
   EquiTrust Series Fund, Inc.:
     Managed Portfolio (173,828 shares in 2000 and
       184,671 shares in 1999)                          $2,008,636   $1,830,092
     Blue Chip Portfolio (93,847 shares in 2000 and
       86,339 shares in 1999)                            4,304,998    4,293,623
     Value Growth Portfolio (309,294 shares in 2000
       and 345,883 shares in 1999)                       2,649,910    2,957,296
   Fidelity Advisor Mid-Cap Fund (81,025 shares)         1,788,211           --
   Wells Fargo Large Company Growth Fund (29,581
     shares)                                             1,873,641           --
   Flexible premium deferred annuities                   5,577,222    4,760,743
   Common stock of FBL Financial Group, Inc.
     (389,505 shares in 2000* and 366,931 shares in
     1999)                                               6,824,987    7,340,539

   *The common stock of FBL Financial Group, Inc. at December 31, 2000 is owned indirectly through investment in a pooled investment trust.

During 2000 and 1999, the Plan's investments (including investments purchased, sold as well as held during the year) increased (decreased) fair value as follows:

                                                         YEAR ENDED DECEMBER 31
                                                           2000          1999
                                                       -------------------------

   Mutual funds                                         $(380,617)    $ 215,966
   Pooled investment trust                               (554,783)           --
   FBL Financial Group, Inc. common stock                      --      (874,738)
                                                       -------------------------
                                                        $(935,400)    $(658,772)
                                                       =========================

At December 31, 2000, the Plan had open investment trades of $399,396 which were settled during January 2001. The investments and liability for the trades in process have been reflected in the statement of net assets available for benefits.

                         Farm Bureau 401(k) Savings Plan

4. INCOME TAX STATUS

The Plan has received a determination letter from the Internal Revenue Service dated April 30, 1998, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986 (the Code) and, therefore, is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan was amended subsequent to the IRS determination letter. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax exempt.

5. ADMINISTRATIVE AND OPERATING EXPENSES

The Companies pay substantially all administrative and operating expenses of the Plan.

                              SUPPLEMENTAL SCHEDULE

                         Farm Bureau 401(k) Savings Plan
                                E.I.N. 42-0331840
                                    Plan #004

        Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year)

                                December 31, 2000

                                       DESCRIPTION OF INVESTMENT, INCLUDING
   IDENTITY OF ISSUE, BORROWER,     MATURITY DATE, RATE OF INTEREST, COLLATERAL,                 CURRENT
     LESSOR, OR SIMILAR PARTY                 PAR OR MATURITY VALUE                 COST (1)      VALUE
-----------------------------------------------------------------------------------------------------------
Participant directed:
                                    Mutual funds, at fair value:
   EquiTrust Series Fund, Inc.(2)      High Grade Bond Portfolio                                $   634,748
   EquiTrust Series Fund, Inc.(2)      High Yield Bond Portfolio                                    678,494
   EquiTrust Series Fund, Inc.(2)      Managed Portfolio                                          2,008,636
   EquiTrust Series Fund, Inc.(2)      Money Market Portfolio                                       324,766
   EquiTrust Series Fund, Inc.(2)      Blue Chip Portfolio                                        4,304,998
   EquiTrust Series Fund, Inc.(2)      Value Growth Portfolio                                     2,649,910
   Dreyfus Investments                 Dreyfus Emerging Leaders Fund                              1,270,371
   Fidelity Investments                Fidelity Advisor Mid-Cap Fund                              1,788,211
   T. Rowe Price                       T. Rowe Price International Fund                             707,991
   Wells Fargo, Inc.(2)                Wells Fargo Large Company Growth Fund                      1,873,641

                                    Pooled investment trust investments, at fair
                                       value:
   FBL Financial Group, Inc.(2)          FBL Financial Group, Inc. Common Stock                   6,824,987
   Wells Fargo, Inc.(2)                  Norwest Advantage Money Market Fund                         69,806

   Farm Bureau Life Insurance
     Company(2)                     Flexible premium deferred annuities                           5,577,222

   Various participants             Notes receivable, 7.25% 9.5%, due through
                                       December 2005                                                945,361
                                                                                               -------------
Total investments                                                                               $29,659,142
                                                                                               =============

(1) Cost information is only required for non-participant directed investments.
(2) The issuer is considered a party-in-interest to the Plan.


                                                                              10